EXHIBIT 10(g)

EMPLOYMENT AGREEMENT

RAY R. ROGERS

This Employment Agreement (“Agreement”), is entered into as of June 1, 2003 by and between OXIS International, Inc., its affiliated, related, parent or subsidiary corporations (the “Company”) located at 6040 N. Cutter Circle, Suite 317, Portland, OR 97217-3935, and Ray R. Rogers (“Executive”) residing in Portland, OR (collectively, the “parties”).

RECITALS

A. Executive is serving as the Company’s Chief Executive Officer, and as the Chairman of its Board of Directors.

B. Executive desires to and the Company desires that Executive to be a Member of its Board of Directors, and be employed for the Period of Employment (as defined below), upon the following terms and conditions.

AGREEMENT

ACCORDINGLY, the parties hereto agree as follows:

1. Employment. Executive acknowledges serving as Chairman and Company’s Chief Executive Officer, .Executive, remains a member of the Company’s Board of Directors. In exchange for the consideration in this Agreement, Executive and Company agree to execute a release agreement with terms modeled on the General Release of Claims I, attached hereto as Exhibit A and agreed to by the parties (“Release I”), on or about the Termination Date.

2. Employment as Chairman and Chief Executive Officer

a. Initial Term. The Company shall hire Executive to render services to the Company in the position and with the duties and responsibilities described in Section 3 for eighteen (18) months (the “Period of Employment”), unless the Period of Employment is terminated sooner in accordance with Section 8 below.

b. Renewal. This Agreement will be automatically renewed once for an additional one (1) year period (without any action taken by either party), unless either party gives the other written notice of termination at least sixty (60) days before the last day of the Period of Employment.

c. Non-Renewal. If Company gives notice of termination in accordance with Section 2.b, and Executive signs a release agreement with terms modeled on the General Release of Claims II, attached hereto as Exhibit B, Executive shall receive a continuation of his then-current salary for twelve (12) months after the Period of Employment; in accordance with and subject to Executive’s applicable Stock Option Agreements with the Company, Executive’s unvested Options (as defined in Section 4 below) shall immediately vest and Executive shall be able to exercise his vested Options at anytime subsequent to the period of employment until a date two years after termination date of this Agreement otherwise in accordance with and subject to Executive’s applicable stock option grants; and, to the extent practicable and legally permissible

3. Position, Duties, Responsibilities

a. Position. During the Period of Employment, Executive will remain a Member of the Company’s Board of Directors (subject to his willingness to serve in that capacity, and subject to his being re-elected at the Company’s annual meeting of stockholders) and the Company will employ Executive in the position of Chief Executive Officer. Executive shall perform all duties appropriate to those positions, as well as such other responsibilities as may reasonably be assigned by the Company. Executive shall report to the Board of Directors of the Company.

b. Other Activities. During the Period of Employment, Executive will not, except upon the prior written consent of the Company’s Board of Directors, which consent shall not be unreasonably withheld: (i) accept any other full-time employment, or (ii) directly engage in any other business activity (whether or not pursued for pecuniary advantage) in the field of ethical pharmaceuticals that is or may be in direct competition with the business of the Company.

4. Compensation. In exchange for Services and the other consideration he provides under this Agreement, Executive shall be entitled to an annual base salary of Two Hundred Thousand Dollars ($200,000) payable in accordance with the Company’s regular payroll practices. In addition, the Board of Directors has awarded Executive options to purchase shares of the Company’s Common Stock under, in accordance with, and subject to Executive’s applicable Stock Option Agreements Executive also will be eligible to participate in the Company’s benefit plans for health insurance, personal life insurance, personal disability insurance as stated in the Company’s employment policies (and as may be amended from time to time in the Company’s sole discretion), provided that Executive shall receive such benefits at the same level provided from time to time to other senior Executives of Company.

5. Proprietary Information

a. Company Information. Executive agrees during his employment with the Company and for a period of three years thereafter, to hold in strictest confidence, and not to use or disclose to any person, firm or corporation any Proprietary Information of the Company. “Proprietary Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how. This includes, but is not limited to, research, product plans, products, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other Company business information. This information shall remain confidential whether it was disclosed to Executive either directly or indirectly in writing, orally or by drawings or observation. Proprietary Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the items involved.

b. Former Employer Information. Executive agrees that he will not, during his employment with the Company, improperly use or improperly disclose any proprietary information or trade secrets, or bring onto the premises of the Company any proprietary information belonging to any former or concurrent employer or other person or entity.

c. Third Party Information. Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

d. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity.

6. Inventions

a. Inventions Retained and Licensed. Executive has attached, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company (“Prior Inventions”), which belong to Executive, and which relate to the Company’s actual and/or proposed business, products or research and development. If, in the course of his employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b. Assignment of Inventions. Except as provided in Section 6.e below, Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice (“Inventions”), while Executive is employed by the Company within the course and scope of employment. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the course and scope of and during his employment with the Company and which are protectible by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention.

c. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during Executive’s employment with the Company and subject to license or assignment under Section 6.a or 6.b. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way, to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. Executive will disclose to the Company all pertinent information and data which is necessary for the execution of all applications, specifications, oaths, assignments and all other instruments necessary to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement for a reasonable duration. If the Company is unable, because of Executive’s mental or physical incapacity or for any other reason, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

e. Exception to Assignments. The provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies for protection or different treatment of ownership under the provisions of any applicable state law. Executive will advise the Company promptly in writing of any inventions that Executive believes meet the criteria of any applicable state law which affects ownership of Inventions.

7. Post-Termination Activity

a. Executive acknowledges that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of this Agreement, but that proof of such a breach would be extremely difficult. To forestall this use or disclosure, Executive agrees that, during the Severance Period (if any) or for a period of one year after the Period of Employment, whichever is longer, Executive shall not, without the prior written consent of the Company (i) divert or attempt to divert from the Company any business of any kind in which the Company is then engaged; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (except where providing such job related references as are common in the industry); or (iii) except as otherwise addressed in this Agreement, accept employment with another company directly involved in developing the technology in development for the Company at the time of Executive’s termination in any state in which the Company conducts its business. Notwithstanding anything herein, however, Executive may (i) alone or in conjunction with others seek to acquire ownership rights in the Company or a subsidiary.

b. In addition, because Executive acknowledges the difficulty of establishing when any intellectual property, invention, or proprietary information was first conceived or developed by Executive, or whether it resulted from access to Proprietary Information or Company equipment, supplies, facilities, or data, Executive agrees that any intellectual property, invention, or proprietary information related to the development of ethical pharmaceuticals shall be rebuttably presumed to be an Invention, if reduced to practice by Executive or with the aid of Executive within one (1) year after termination of the Period of Employment. Executive may rebut such presumption by producing evidence which establishes to a preponderance that such intellectual property, invention, or proprietary information was first conceived or developed by Executive after the termination of the Period of Employment, or did not otherwise result from access to Proprietary Information or Company equipment, supplies, facilities, or data.

8. Termination of Employment

a. Termination by Company not for Cause. At any time, the Company may terminate the Period of Employment for any reason other than for Cause (as defined below) by providing Executive fourteen (14) days’ advance written notice. The Company shall pay to Executive all compensation due and owing through the last day actually worked and Executive shall be entitled to Severance in accordance with Section 9 below, subject to the conditions therein. In the event Company terminates the Period of Employment not for Cause, Executive shall be released from the obligations of Section 7.a (iii) above. In addition, the Company may decline to allow the renewal of the Agreement in accordance with Section 2.b. above, regardless of the existence of Cause, but in such case shall be obligated to provide only the benefits set forth in Section 2.c above.

b. Termination by Company for Cause. At any time, and without prior notice, the Company may terminate the Period of Employment for Cause (as defined below). The Company shall pay Executive all compensation then due and owing through the last day actually worked. Executive will not be entitled to Severance. “Cause” shall mean Executive’s: (i) Commission of a felony involving moral turpitude; (ii) Repeated failure to perform services in accordance with the reasonable requests of Company’s Board within the course and scope of Executive’s duties; (iii) Commission of a material fraud, misappropriation, embezzlement or other act of gross dishonesty which resulted in material loss, damage or injury to the Company; or (iv) Death. Notwithstanding anything herein, however, if the Period of Employment is terminated by reason of the death of Executive, all unvested Options shall immediately vest and shall be exercisable by Executive’s estate or heirs for two years thereafter, otherwise in accordance with the terms of his applicable Stock Option Grants with the Company.

c. By Executive Not for Good Reason. At any time, Executive may terminate the Period of Employment for any reason other than Good Reason (as defined below) by providing the Company fourteen (14) days’ advance written notice. The Company shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided the Company pays Executive all compensation due and owing through the last day actually worked. Thereafter, all of the Company’s obligations under this Agreement shall immediately and forever cease, except for those required by law, except for those which expressly survive termination of this Agreement, and except that notwithstanding any vesting or termination provisions contained in Executive’s applicable Stock Option Grants with the Company Executive’s unvested Options shall immediately vest upon such termination and Executive shall be able to exercise his vested Options for one year thereafter, in accordance with the terms of his applicable Stock Option Agreements. Executive, however, will not be entitled to Severance.

d. By Executive for Good Reason. At any time, and without prior notice, Executive may terminate the Period of Employment for Good Reason (as defined below). The Company shall pay Executive all compensation due and owing through the last day actually worked, and Executive shall be entitled to Severance in accordance with Section 9 below, subject to the conditions therein. Thereafter, all obligations of the Company and Executive under this Agreement shall terminate, except for those which expressly survive termination of this Agreement. Neither the Company’s giving of notice of termination in accordance with Section 2.b nor its termination of the Period of Employment for Cause shall constitute “Good Reason” for Executive to terminate the Period of Employment. “Good Reason” only shall exist if the Company undertakes any of the following without Executive’s prior consent: (i) The assignment to Executive of any duties or responsibilities which result in any material diminution or material adverse change of Executive’s position, status or circumstances of employment; a change in Executive’s titles or offices that results in any material diminution or material adverse change of Executive’s position, status or circumstances of employment; or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for Cause, retirement, or any other voluntary termination of employment by Executive other than a termination of employment by Executive for Good Reason; (ii) A reduction by the Company in Executive’s base salary by greater than ten (10) percent; (iii) Any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the

Company, in which Executive is participating as of the date hereof (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would materially adversely affect Executive’s participation in or reduce Executive’s benefits under the Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive as in effect on the date hereof; provided, however, that no termination of employment by Executive for Good Reason shall be deemed to occur based upon this subsection 8.d (iii) if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans offered Executive before the action; (iv) A relocation of the Executive, or the Company’s principal offices if Executive’s principal office is at such offices, to a location more than fifty (50) miles from the location at which Executive was performing his duties as of the date hereof, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations as of the date hereof; (v) Any material breach by the Company of any provision of this Agreement; (vi) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; (vii) Any directive to Executive to perform any act which would expose him to personal legal liability or which, viewed objectively, is likely to constitute an unethical act; or (viii) Any conduct directed to Executive by Company or any condition under which Executive works which constitutes constructive discharge under the principles of the governing law.

9. Severance

a. In the event that the Period of Employment is terminated in accordance with Sections 8.a or 8.d hereof and Executive executes a waiver agreement with terms modeled on the General Waiver of Claims, attached hereto as Exhibit D (the “Waiver”), (i) the Company shall continue Executive’s then current base salary (so long as the then current base salary is no less than the compensation set out in Section 4 of this Agreement) and COBRA premiums in accordance with the Company’s normal payroll procedures for a period of twelve (12) months (the “Severance Period”); (ii) to the extent practicable and legally permissible, the Company will transfer Executive’s disability and life insurance policies to Executive upon termination; and (iii) notwithstanding any vesting or termination provisions contained in Executive’s applicable Stock Option Grants with the Company Executive’s unvested Options shall immediately vest and Executive shall have two years from the date of Executive’s termination of employment to exercise his vested options in accordance with the terms of the applicable Stock Option Agreements with the Company (collectively, “Severance”). In the event the then current base salary is less than the compensation set out in Section 4 of the Agreement, Executive shall be entitled to severance calculated on the basis of the compensation set out in Section 4 of this Agreement.

b. Notwithstanding any other provision of this Agreement, Release I or II, or the Waiver, at any time should Executive engage in or pursue any of the activities described in Section 7 (except where advance consent has been granted, or except where released from Section 7.a (iii) by virtue of a Termination by Company not for Cause or by virtue of a Termination by Executive for Good Reason) or should Executive not fulfill his obligations in Section 10 below, the Company’s obligation to pay and Executive’s entitlement to any Severance or Non-Renewal Benefits shall immediately and forever cease.

10. Termination Obligations.

Executive agrees that his obligations under Sections 5 and 6 of this Agreement survive the expiration of this Agreement.

11. Alternative Dispute Resolution

a. The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto. In the event the parties are unable to agree upon a mediator, the mediator shall be Douglass Hamilton or such person as Hamilton Mediation Inc. designates. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration as described below. The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an Executive benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereto hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

b. Claims Executive may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party’s right to obtain provisional remedies or interim relief from a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. Notwithstanding anything in this Agreement to the contrary, however, should either party initiate litigation in any court as authorized by this section, the other party may assert any claims he or it may have as counterclaims or separate claims in such court and shall not be obligated to resolve them by mediation and/or arbitration.

c. Except as provided in section 11.b, mediation and arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. The Company and Executive agree that arbitration shall be held in or near Multnomah County, Oregon or such location as the parties mutually agree upon, and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in the State of Oregon or such other forum as the parties have agreed upon. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Alternative Dispute Resolution. The parties shall use their best efforts to agree upon an Arbitrator. If the parties are unable to agree upon an Arbitrator within 14 days of either party requesting arbitration of a dispute, Douglass Hamilton or Hamilton Mediation Inc shall designate the Arbitrator.

d. This Agreement to mediate and arbitrate survives termination of the Period of Employment.

12. Miscellaneous

a. Legal Fees. If any action at law or in equity, or arbitration, is necessary to enforce or interpret the terms of this Agreement, to the extent permitted by law, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which the prevailing party may be entitled.

b. Entire Agreement. This Agreement (inclusive of exhibits and attachments and incorporated documents) represents the entire agreement and understanding between the parties regarding its subject matter, and supersedes and replaces any and all prior agreements and understandings regarding its subject matter.

c. Amendments, Waivers. This Agreement may only be modified by a subsequent written agreement executed by the Chief Executive Officer of the Company (after approval of the Company’s Board of Directors) and Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

d. Assignment; Successors and Assigns. This Agreement shall not be assignable by either party without the express written consent of the other.

e. Notices. All notices required or given herewith shall be addressed to the parties at the addresses designated above by registered mail, special delivery, or by certified courier service. Executive shall notify Company in writing of any change of address. Notice of change of address shall be effective only when done in accordance with this Section.

f. Severability; Governing Law. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, or circumstances shall remain in full force and effect. The laws of the State of Oregon will govern this Agreement.

g. Acknowledgment. Company and Executive acknowledge that they have been afforded every opportunity to and have read this Agreement, are fully aware of its contents and legal effect, and have chosen to enter into this Agreement freely, without coercion, and based upon their own judgment.

The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

/s/Ray R. Rogers
Ray R. Rogers

COMPANY

OXIS International, Inc.

By:	/s/Richard A. Davis

Name:	Richard A. Davis

Title:	Chairman, Compensation Committee

EXHIBIT A

GENERAL RELEASE OF CLAIMS I

Ray R. Rogers (“You”) and OXIS International, Inc. (the “Company”) have agreed to enter into this General Release of Claims I (“Release I”) on the following terms:

In exchange for the consideration herein, which has been approved by the Company’s Board of Directors and Executive, and to the extent permissible under applicable securities laws, You and the Company, each of your respective representatives, agents, officers, heirs, successors, and assigns do hereby completely release each other from and agree not to file, cause to be filed, or otherwise pursue against each other all claims, rights, demands, actions, liabilities, causes of action, and obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, which either may now have or has ever had against the other from the beginning of time through the date the parties execute this Agreement, and including, but not limited to, claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under applicable state law), any and all claims for violation of any federal, state, or municipal statutes or common law; and any and all claims for attorneys’ fees and costs.

You and the Company agree that this Release I specifically covers known and unknown claims existing at the time this Release I is signed.

You and the Company acknowledge that the consideration described above exceeds the amount to which either otherwise would be entitled under the Company’s policies and practices or applicable law. You and the Company also agree that this Release I is confidential and neither will discuss its terms with anyone without the other’s prior consent or subject to legal process. Notwithstanding anything herein, Executive may disclose the terms of this Release I to members of his immediate family, his tax and legal advisers, and with other Executives in similar circumstances; Company may disclose the terms of this Release I with management and other Company personnel on a need to know basis.

Neither You nor Company has made, and You and Company will not make or publish, either orally or in writing, any disparaging statement regarding the other.

You have been advised that you have 21 days to consider this Release I (but may sign it at any time beforehand if you so desire), and that you should consult an attorney in doing so. You also understand that you can revoke this Release I within 7 days of signing it by sending a certified letter to that effect to Compensation Committee, 6040 N. Cutter Circle Suite #317, Portland, OR 97217. Notwithstanding the foregoing, you understand and agree that the portion of this Release I that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds representing additional consideration over that already owed to Executive shall be exchanged until the 7 day revocation period has expired, but that all other provisions of this Release I will become effective upon its execution by the parties.

Finally, You and Company acknowledge that you have been afforded every opportunity to and have read this Release I, are fully aware of its contents and legal effect, and have chosen to enter into this Release I freely, without coercion, and based on your own judgment.

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Ray R. Rogers	[Name and Title of Company Signatory]
OXIS International, Inc.
Date:	Date:

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EXHIBIT B

GENERAL RELEASE OF CLAIMS II

Ray R. Rogers (“You”) and OXIS International, Inc. (the “Company”) have agreed to enter into this General Release of Claims II (“Release II”) on the following terms:

Your Executive Separation and Employment Agreement (the “Agreement”) was not renewed, and thus your employment as the Chief Executive Officer of the Company is terminated effective             . Within ten (10) days after you sign this Release II, you will become eligible for Non-Renewal Benefits in accordance with the Agreement.

In exchange for the consideration herein, which has been approved by the Company’s Board of Directors and Executive, and to the extent permissible under applicable securities laws, You and the Company, each of your respective representatives, agents, officers, heirs, successors, and assigns do hereby completely release each other from and agree not to file, cause to be filed, or otherwise pursue against each other all claims, rights, demands, actions, liabilities, causes of action, and obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, which either may now have or has ever had against the other from the beginning of time through the date the parties execute this Agreement, and including, but not limited to, claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under applicable state law), any and all claims for violation of any federal, state, or municipal statutes or common law; and any and all claims for attorneys’ fees and costs.

You and the Company agree that this Release II specifically covers known and unknown claims existing at the time this Release II is signed.

You and the Company acknowledge that the consideration described above exceeds the amount to which either otherwise would be entitled under the Company’s policies and practices or applicable law. You and the Company also agree that this Release II is confidential and neither will discuss its terms with anyone without the other’s prior consent or subject to legal process. Notwithstanding anything herein, Executive may disclose the terms of this Release II to members of his immediate family, his tax and legal advisers, and with other Executives in similar circumstances; Company may disclose the terms of this Release II with management and other Company personnel on a need to know basis.

Neither You nor Company has made, and You and Company will not make or publish, either orally or in writing, any disparaging statement regarding the other.

You have been advised that you have 21 days to consider this Release II (but may sign it at any time beforehand if you so desire), and that You should consult an attorney in doing so. You also understand that you can revoke this Release II within 7 days of signing it by sending a certified letter to that effect to Compensation Committee, 6040 N. Cutter Circle Suite #317, Portland, OR 97217. Notwithstanding the foregoing, you understand and agree that the portion of this Release II that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds representing additional consideration over that already owed to Executive shall be exchanged until the 7 day revocation period has expired, but that all other provisions of this Release II will become effective upon its execution by the parties.

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Finally, You and Company acknowledge that you have been afforded every opportunity to and have read this Release II, are fully aware of its contents and legal effect, and have chosen to enter into this Release II freely, without coercion, and based on your own judgment.

Ray R. Rogers	[Name and Title of Company Signatory]
OXIS International, Inc.
Date:	Date:

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EXHIBIT C

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

                    No inventions or improvements

                    Additional Sheets Attached

Signature of Executive:

Printed Name of Executive:

Date:

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EXHIBIT D

GENERAL WAIVER OF CLAIMS

Ray R. Rogers (“You”) and OXIS International, Inc. (the “Company”) have agreed to enter into this General Waiver of Claims (“Waiver”) on the following terms:

Your employment at OXIS International, Inc. (the “Company”) shall be terminated effective             . Within ten (10) days after you sign this Waiver, you will become eligible for Severance in accordance with your Executive Separation and Employment Agreement (the “Agreement”).

In exchange for the consideration herein, which has been approved by the Company’s Board of Directors and Executive, and to the extent permissible under applicable securities laws, You and the Company, each of your respective representatives, agents, officers, heirs, successors, and assigns do hereby completely release each other from and agree not to file, cause to be filed, or otherwise pursue against each other all claims, rights, demands, actions, liabilities, causes of action, and obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, which either may now have or has ever had against the other from the beginning of time through the date the parties execute this Agreement, and including, but not limited to, claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under applicable state law), any and all claims for violation of any federal, state, or municipal statutes or common law; and any and all claims for attorneys’ fees and costs.

You and the Company agree that this Waiver specifically covers known and unknown claims existing at the time this Waiver is signed.

You and the Company acknowledge that the consideration described above exceeds the amount to which either otherwise would be entitled under the Company’s policies and practices or applicable law. You and the Company also agree that this Waiver is confidential and neither will discuss its terms with anyone without the other’s prior consent or subject to legal process. Notwithstanding anything herein, Executive may disclose the terms of this Waiver to members of his immediate family, his tax and legal advisers, and with other Executives in similar circumstances; Company may disclose the terms of this Waiver with management and other Company personnel on a need to know basis.

Neither You nor Company has made, and You and Company will not make or publish, either orally or in writing, any disparaging statement regarding the other.

You have been advised that you have 21 days to consider this Waiver (but may sign it at any time beforehand if you so desire), and that You should consult an attorney in doing so. You also understand that you can revoke this Waiver within 7 days of signing it by sending a certified letter to that effect to Compensation Committee, 6040 N. Cutter Circle Suite #317, Portland, OR 97217. Notwithstanding the foregoing, you understand and agree that the portion of this Waiver that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds representing additional consideration over that already owed to Executive shall be exchanged until the 7 day revocation period has expired, but that all other provisions of this Waiver will become effective upon its execution by the parties.

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Finally, You and Company acknowledge that you have been afforded every opportunity to and have read this Waiver, are fully aware of its contents and legal effect, and have chosen to enter into this Waiver freely, without coercion, and based on your own judgment.

Ray R. Rogers	[Name and Title of Company Signatory]
OXIS International, Inc.
Date:	Date:

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